                                                                 EXHIBIT (a)(10)

08 DECEMBER 1998

           NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN
                   PART IN OR INTO CANADA, AUSTRALIA OR JAPAN

--------------------------------------------------------------------------------

                     GLOBAL TELESYSTEMS GROUP, INC. ("GTS")

             PROPOSED RECOMMENDED OFFER FOR ESPRIT TELECOM GROUP PLC
                               ("ESPRIT TELECOM")

o The Boards of GTS and Esprit Telecom announce that agreement has been reached on the terms of a proposed recommended offer (the "Offer") to be made by Bear Stearns, on behalf of GTS, to acquire all the issued and to be issued share capital of Esprit Telecom including those shares represented by Esprit Telecom ADSs.

o Subject to the satisfaction or, to the extent permitted, waiver of the pre-conditions referred to below, the Offer will be made on the following basis:

                FOR EVERY ESPRIT TELECOM SHARE, 0.1271 NEW GTS SHARE

                FOR EVERY ESPRIT TELECOM ADS, 0.89 NEW GTS SHARE

     Based on the NASDAQ closing price of $41.75 per GTS Share on 07 December 1998, the Offer values each Esprit Telecom Share at $5.31 ((pound)3.21) and each Esprit Telecom ADS at $37.16 ((pound)22.48)1.

o The Offer represents a premium of approximately 22.8% over the middle market price of an Esprit Telecom ADS on NASDAQ at the close of business on 07 December 1998, being the last dealing day before the announcement of the Offer.

o The Offer values the entire issued share capital of Esprit Telecom, fully diluted for the exercise of all outstanding options, at approximately $757.3 million ((pound)458.2 million).

o The New GTS Shares to be issued under the Offer will be validly issued and fully paid and non-assessable and will rank pari passu in all respects with the existing issued GTS Shares.

-------------

(1) Exchange rate of (pound)1=$1.6530 based on the 07 December 1998 Noon Buying Rate.

o    The Board of Esprit Telecom intends unanimously to recommend the Offer.

o Founded in 1992, Esprit Telecom is a facilities-based provider of international and national telecommunications services with network and sales office infrastructure in 30 cities in eight countries in Europe generating a run rate of over one billion minutes of traffic per annum. Esprit Telecom Networks Limited, an independent operations subsidiary of Esprit Telecom, is currently building a 9,000 route kilometre SDH and DWDM fibre optic network through six European countries. Esprit Telecom also has links to Washington and New York via a transatlantic circuit owned by other carriers.

o GTS is a leading independent owner and operator of telecommunications companies throughout Europe. GTS has five primary lines of business: GTS Carrier Services, which provides cross-border transport in Europe to other telecommunications companies; GTS Access Services, which provides facilities-based access services to businesses throughout Europe; GTS Business Services - Western Europe, which offers voice, data, Internet and other telecommunications services to businesses; GTS Business Services - CIS, where GTS is an alternative provider of high quality telecommunications services in Moscow, Kiev, St. Petersburg and other cities in Russia and the CIS; and GTS Mobile Services - CIS, which operates cellular businesses in Russia and Ukraine. Headquartered in the metropolitan Washington DC area, GTS's affiliates have offices in London, Brussels, Moscow, Budapest, Kiev, Prague and Paris.

o The combination of GTS and Esprit Telecom will assist both companies in their mutual goals of becoming the pre-eminent providers of carriers' carrier and business communications services throughout Europe. Together, GTS and Esprit Telecom will have the largest independent cross border carriers' carrier network in Europe and will have an extensive sales force in 11 countries in Western Europe.

o    The combined group is expected to have:

     -   A market capitalisation of approximately $4.1 billion2
     - Latest quarter annualised consolidated revenues of approximately $482 million
     -   Approximately 3,000 employees
     -   Over 35,000 business customers in Western Europe
     - A network with 9,200 route kilometres of high capacity, broadband fibre-transmission facilities in service today
     -   A broad portfolio of business telecommunications services
     -   Operations in 11 countries in Western Europe


-------------
(2) Market capitalisation assumes full conversion of all options, warrants, "in the money" convertible debt and committed future share issues in respect of certain acquisitions

o The combined group will have (i) presence in 19 countries throughout Europe; (ii) increased network capacity and resilience; (iii) 500 person sales force, one of the largest among independent telecommunications companies in Europe; (iv) ability to provide a wide array of service offerings; and (v) increased management depth. Furthermore, the combined group expects to benefit from reduced network operations costs, reduced administrative costs, and capital expenditure savings.

o Esprit Telecom has operations in seven countries and nine major switch sites. Together with NetSource Europe ASA, recently acquired by GTS, this will give the combined group presence in Europe in the UK, Germany, France, Italy, Spain, the Netherlands, Belgium, Ireland, Denmark, Sweden, Norway, Austria, Switzerland, the Czech Republic, Hungary, Poland, Slovakia, Ukraine and Russia. This pan-European presence provides an immediate critical mass to GTS's existing GTS Business Services - Western Europe unit, as well as providing an effective platform for entry and a built-in potential customer base for GTS's CLEC business, GTS Access Services.

o GTS believes this combination should strengthen its position as the most developed pan-European carriers' carrier, with a presence in 12 countries and 20 cities throughout Europe and an operational 9,200 route kilometre network. By the end of 1999, the Hermes Europe Railtel B.V. network is planned to be deployed in 16 countries and 45 cities, totalling 18,000 route kilometres.

o Certain Esprit Telecom Securityholders have entered into irrevocable undertakings to accept the Offer in respect of 65% of the issued share capital of Esprit Telecom. These irrevocable undertakings will continue to be binding even if a higher competing offer is made. The irrevocable undertakings will lapse if there are certain material adverse changes in the value of the GTS Group or in the event that specified deadlines in the Offer timetable are not met. Further details of the irrevocable undertakings are set out in Appendix 2.

o The posting of the Offer Document to Esprit Telecom Securityholders is pre-conditional on:

     - GTS obtaining requisite consents from Esprit Telecom Bondholders to the change in control of Esprit Telecom resulting from the Offer; and

     - the necessary registration statement with respect to the Offer becoming effective under US Securities Law and the relevant approvals being obtained from EASDAQ and the Commission Banque et Financier in Belgium.

     Details regarding the proposals for satisfaction of the first pre-condition set out above will be contained in documents to be sent to Esprit Telecom Bondholders in due course.

o A further announcement will be made as soon as practicable following the satisfaction or, to the extent permitted, waiver by GTS of these pre-conditions, or the determination by GTS that the pre-conditions will not be satisfied or waived and accordingly that the Offer will not proceed.

o The Offer will be conditional, inter alia, on the approval of GTS's shareholders and the announcement by NASDAQ and EASDAQ of their decision to admit the New GTS Shares for quotation.

o The full conditions and certain terms of the Offer are set out in the attached announcement together with further information on Esprit Telecom and on GTS. Appendix 4 of the attached announcement contains definitions of certain expressions used in this announcement.

This summary should be read in conjunction with and is subject to the full text of the attached announcement.

ENQUIRIES

GTS                                             Telephone: 001 (703) 918 4548
Robert Capozzi

Bear, Stearns International Limited             Telephone: +44 (0)171 516 6937
Richard Strang

Esprit Telecom                                  Telephone: +44 (0)118 951 4010
Glenn Manoff

Lehman Brothers International (Europe)          Telephone: +44 (0)171 601 0011
Brian Robertson
Simon Costa

There will be an analysts' conference call at 2.30pm (London time) today.

Bear Stearns, which is regulated by The Securities and Futures Authority Limited in the conduct of its investment business in the United Kingdom, is acting exclusively for GTS and is acting for no one else in connection with the Offer and will not be responsible to anyone other than GTS for providing the protections afforded to customers of Bear Stearns nor for providing advice in relation to the Offer.

Lehman Brothers, which is regulated by The Securities and Futures Authority Limited in the conduct of its investment business in the United Kingdom, is acting exclusively for Esprit Telecom and is acting for no one else in connection with the Offer and will not be responsible to anyone other than Esprit Telecom for providing the protections afforded to customers of Lehman Brothers nor for providing advice in relation to the Offer.

Copies of this announcement are not being and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan and persons receiving this announcement (including custodians, nominees and trustees) must not distribute or send it in or into Canada, Australia or Japan.

08 DECEMBER 1998

           NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN
                   PART IN OR INTO CANADA, AUSTRALIA OR JAPAN

--------------------------------------------------------------------------------

                     GLOBAL TELESYSTEMS GROUP, INC. ("GTS")

             PROPOSED RECOMMENDED OFFER FOR ESPRIT TELECOM GROUP PLC
                               ("ESPRIT TELECOM")

INTRODUCTION

The Boards of GTS and Esprit Telecom announce that agreement has been reached on the terms of a proposed recommended offer ( the "Offer") to be made by Bear Stearns, on behalf of GTS, to acquire all the issued and to be issued share capital of Esprit Telecom including those shares represented by ADSs.

THE OFFER

Subject to the satisfaction or waiver of the pre-conditions referred to below, the Offer will be made on the following basis:

                FOR EVERY ESPRIT TELECOM SHARE, 0.1271 NEW GTS SHARE

                FOR EVERY ESPRIT TELECOM ADS, 0.89 NEW GTS SHARE

Based on the NASDAQ closing price of $41.75 per GTS Share on 07 December 1998, the Offer values each Esprit Telecom Share at $5.31 ((pound)3.21), each Esprit Telecom ADS at $37.16 ((pound)22.48) and the entire issued share capital of Esprit Telecom at approximately $757.3 million ((pound)458.2 million). This represents a premium of approximately 22.8% over the middle market price of an Esprit Telecom ADS on NASDAQ at the close of business on 07 December 1998, being the last dealing day before the announcement of the Offer.2

The New GTS Shares to be issued in respect of the Offer will be validly issued and fully paid and non-assessable and will rank pari passu in all respects with the existing issued GTS Shares.

-------------

(2) Exchange rate of (pound)1=$1.6530 based on the 07 December 1998 Noon Buying Rate.

Application will be made to NASDAQ and EASDAQ for the New GTS Shares issued pursuant to the Offer to be admitted to NASDAQ and EASDAQ for quotation. Further details on settlement, listing and dealing will be included in the Offer Document to be sent to Esprit Telecom Securityholders and GTS Shareholders in due course, following the satisfaction or, to the extent permitted, waiver of the pre-conditions.

Full acceptance of the Offer, assuming exercise of options under the Esprit Telecom Share Option Schemes while the Offer remains open for acceptance (and upon the exercise of options rolled over into options over GTS Shares and committed future share issues in respect of certain acquisitions), will result in the issue of approximately 18.1 million New GTS Shares (which share capital is taken to include conversions of options, warrants and "in the money" convertible debt), representing 18.4% of the enlarged GTS share capital.

The Esprit Telecom Securities will be acquired by GTS fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions declared, made or paid hereafter.

PRE-CONDITIONS

The posting of the Offer Document to Esprit Telecom Securityholders is pre-conditional on:

- GTS obtaining requisite appropriate consents from Esprit Telecom Bondholders to the change in control of Esprit Telecom resulting from the Offer; and

- the necessary registration statement with respect to the Offer becoming effective under US Securities Law and the relevant approvals being obtained from EASDAQ and the Commission Banque et Financier in Belgium.

Details regarding the proposals for satisfaction of the first pre-condition set out above will be contained in documents to be sent to Esprit Telecom Bondholders in due course.

Subject to satisfaction or, to the extent permitted, waiver of the pre-conditions, the Offer will be made on the terms and subject to the conditions set out in paragraph 2 of Appendix 1 and the further terms which will be set out in full in the Offer Document.

IRREVOCABLE UNDERTAKINGS

Certain Esprit Telecom Securityholders have entered into irrevocable undertakings to accept the Offer in respect of, in aggregate, 81,968,270 Esprit Telecom Shares (including those represented by Esprit Telecom ADSs) beneficially owned by them. Together, these represent 65% of the issued share capital of Esprit Telecom. These irrevocable undertakings will continue to be binding even if a higher competing offer is made. The irrevocable undertakings will lapse if there are certain material adverse changes in the value of the GTS Group or in the event that specified deadlines in the Offer timetable are not met. Further details of the irrevocable undertakings are set out in Appendix 2.

Save for the irrevocable undertakings referred to above, no member of the GTS Group nor, so far as GTS is aware, any party acting in concert (as defined in the City Code) with GTS owns or controls any Esprit Telecom Securities or holds any options to purchase Esprit Telecom Securities or has received any irrevocable commitments to accept the Offer or has entered into any derivative contracts referenced to Esprit Telecom Securities which remain outstanding. In the interest of secrecy, GTS has not made any enquiries in this respect of certain parties who may be deemed by the Panel to be acting in concert with it for the purposes of the Offer.

SHARE OPTION SCHEMES

The Offer will extend to any Esprit Telecom Securities unconditionally allotted or issued whilst the Offer remains open for acceptance (or prior to such earlier date, not being earlier than the Initial Closing Date, as GTS may, subject to the City Code, decide) pursuant to the exercise of options under the Esprit Telecom Share Option Schemes or otherwise.

GTS will give holders of options under the Esprit Telecom Share Option Schemes the ability to roll over their options into options over GTS Shares. Esprit Telecom has agreed that (subject to there being no adverse tax consequences for Esprit Telecom optionholders or GTS giving a satisfactory indemnity) no further amendments will be made to the Esprit Telecom Share Option Schemes which would cause options to be exercised at a date earlier than the date they would otherwise become exercisable.

MANAGEMENT AND EMPLOYEES

Existing employment rights, including pension rights, of the management and employees of the members of the Esprit Telecom Group will be fully safeguarded.

David Oertle, CEO of Esprit Telecom, will remain with Esprit Telecom through the transition. He will continue to work with Esprit Telecom towards its successful integration within the GTS Group. At the same time, Mr Oertle will assume a senior advisory role working directly with Gerald W. Thames, GTS's President and CEO, as a key contributor to the development of the corporation's strategic vision and goals. Roy Merritt, CFO of Esprit Telecom, Hans-Peter Kohlhammer, Group Managing Director of Sales and Marketing, Jim Reynolds, Chief Operations Officer, Michael Potter, Chief of Staff and David Reibel, General Counsel and Director of Corporate Affairs, will continue in their current roles within Esprit Telecom. Walter Anderson, the former Chairman of Esprit Telecom, has agreed to serve as a special consultant to the GTS board of directors.

BACKGROUND TO AND REASONS FOR THE OFFER

The boards of GTS and Esprit Telecom believe their businesses are complementary and that a range of economic, strategic and operational benefits will arise from combining them. The combination of GTS and Esprit Telecom will assist both companies in their mutual goals of becoming the pre-eminent providers of carriers' carrier and business communications services throughout Europe. Together, GTS and Esprit Telecom will have the largest independent cross border carriers' carrier network in Europe and will have an extensive sales force in 11 countries in Western Europe.

The combined group is expected to have:

o    A market capitalisation of approximately $4.1 billion1
o Latest quarter annualised consolidated revenues of approximately $482 million
o    Approximately 3,000 employees
o    Over 35,000 business customers in Western Europe
o A network with 9,200 route kilometres of high capacity, broadband fibre-transmission facilities in service today
o    A broad portfolio of business telecommunications services
o    Operations in 11 countries in Western Europe

GTS is dedicated to serving three large telecommunications market segments within Western Europe: business telecommunications services, carriers' carrier services, and CLEC services providing voice, data and Internet Protocol (IP) based services. Esprit Telecom, one of the leading independent providers of business and carriers' carrier telecommunications services in Europe, will greatly enhance the combined company's position as a leader in the first two rapidly growing European markets. GTS has also recently acquired several other companies including Ebone A/S (an internet transport provider) and NetSource Europe ASA (a long distance provider) to augment its presence in Europe.

The combined entity will have (i) presence in 19 countries throughout Europe;
(ii) increased network capacity and resilience; (iii) 500 person sales force, one of the largest among independent telecommunications companies in Europe;
(iv) ability to provide a wide array of service offerings; and (v) increased management depth. Furthermore, the companies expect to benefit from reduced network operations costs, reduced administrative costs, and capital expenditure savings.

Esprit Telecom has operations in seven countries and nine major switch sites. Together with NetSource Europe ASA, recently acquired by GTS, this will give the combined group a presence in Europe in the UK, Germany, France, Italy, Spain, the Netherlands, Belgium, Ireland, Denmark, Sweden, Norway, Austria, Switzerland, the Czech Republic, Hungary, Poland, Slovakia, Ukraine, and Russia. This pan-European presence provides an immediate critical mass to GTS's existing GTS Business Services - Western Europe unit, as well as providing an effective platform for entry and a built-in potential customer base for GTS's CLEC business, GTS Access Services. Both GTS Business Services Western Europe and GTS Access Services intend to lease transport capacity from Hermes Europe Railtel B.V. under terms no more favourable than those offered to unaffiliated telecommunications providers.


-------------

(1) Market capitalisation assumes full conversion of all options, warrants, "in the money" convertible debt and committed share issues in respect of certain acquisitions

GTS believes this combination should strengthen its position as the most developed pan-European carriers' carrier, with a presence in 12 countries and 20 cities throughout Europe and an operational 9,200 route kilometre network. By the end of 1999, the Hermes Europe Railtel B.V. network is planned to be deployed in 16 countries and 45 cities, totalling 18,000 route kilometres.

INFORMATION ON ESPRIT TELECOM

Founded in 1992, Esprit Telecom is a facilities-based provider of international and national telecommunications services with network and sales office infrastructure in 30 cities in eight countries in Europe generating a run rate of over one billion minutes of traffic per annum. Esprit Telecom Networks Limited, an independent operations subsidiary of Esprit Telecom, is currently building a 9,000 route kilometre SDH and DWDM fibre optic network through six European countries. Esprit Telecom also has links to Washington and New York via a transatlantic circuit owned by other carriers.

Esprit Telecom currently offers telecommunications services and products in four areas: (i) retail telecommunications services for corporate customers for global destinations either directly, via dedicated leased lines linked to the Esprit Telecom network, or indirectly on a switched basis. This includes enhanced services such as toll free services, calling cards, and switched data services such as ISDN; (ii) carrier's carrier services based on the Esprit Telecom Networks business (iii) wholesale services, primarily consisting of long distance traffic termination services for other telecommunications carriers; and
(iv) network management, access and termination services to service providers, such as calling card companies, and to resellers.

As of December 1998, Esprit Telecom provided telecommunications services in the UK, Germany, The Netherlands, France, Spain, Belgium and Italy. The company was awarded one of the first operating licences in Spain on 03 December 1998 allowing for provision of services in the regions in which it currently operates. Esprit Telecom now has operator licences in the UK, Belgium, The Netherlands, France, Spain and Germany. Esprit Telecom acquired the business of PLUSNET Gesellschaft Fur Netzwerk GmbH, a major switch-based German telecommunications services provider, in May 1998.

Formed in November 1998, Esprit Telecom Networks is an independent business unit of Esprit Telecom. Esprit Networks builds, manages and sells carrier services along Esprit Telecom's pan-European broadband fibre network. The super-high capacity optical fibre network will run at speeds of 2.5 Gbits/second (STM-16) to 10 Gbits/second (STM-64) and uses advance SDH transmission and DWDM equipment supplied by Nortel Networks. The London-Paris network, measuring 1,275 route kilometres, became operational in April.

The France-Belgium-Netherlands-UK network, measuring 1,230 route kilometres, was completed in October 1998 and is expected to be operational in January 1999. The Netherlands-Germany-France network, the French national network, and the Spanish national network, measuring a combined 7,220 route kilometres, are expected to be completed by mid-1999.

On 20 November 1998, Esprit Telecom announced preliminary results for the year ended 30 September 1998. These results showed that the Esprit Telecom Group achieved turnover of (pound)82.6 million (1997: (pound)45.5 million) and losses before tax and exceptional items of (pound)42.1 million (1997: (pound)10.9 million). Reported loss per share was (pound)0.34 in 1998 (1997: (pound)0.10). Net liabilities as at 30 September 1998 were (pound)7.6 million (1997: net assets of (pound)31.4 million). Esprit Telecom had 7,657 customers as of 30 September 1998 and recorded 262 million minutes of traffic in the three months ended 30 September 1998.

INFORMATION ON GTS

Through Hermes Europe Railtel B.V., GTS is developing and operating the initial segments of a pan-European high-capacity fibre optic network that is designed to interconnect a majority of the largest Western and Central European cities. As of April 30, 1998, Hermes Europe Railtel B.V.'s network linked Brussels, Antwerp, Rotterdam, Amsterdam, London, Paris, Frankfurt, Strasbourg, Zurich, and Geneva. The full 18,000 kilometre network is expected to be fully operational during the year 2000.

GTS is a leading independent owner and operator of telecommunications companies throughout Europe. GTS has five primary lines of business: GTS Carrier Services, which provides cross-border transport in Europe to other telecommunications companies; GTS Access Services, which provides facilities-based access services to businesses throughout Europe; GTS Business Services - Western Europe, which offers voice, data, Internet and other telecommunications services to businesses; GTS Business Services - CIS, where GTS is an alternative provider of high quality telecommunications services in Moscow, Kiev, St. Petersburg and other cities in Russia and the CIS; and GTS Mobile Services - CIS, which operates cellular businesses in Russia and Ukraine. Headquartered in the metropolitan Washington DC area, GTS's affiliates have offices in London, Brussels, Moscow, Budapest, Kiev, Prague and Paris.

In the financial year ended 31 December 1997, the GTS Group achieved net revenues of $47.1 million (1996: $24.1 million), and losses before tax and exceptional items of $114.5 million (1996: $66.6 million). Reported losses per share were $3.26 in 1997 (1996: $2.33). Shareholders' equity as at 31 December 1997 was $27.0 million (1996: $113.7 million).

In the nine months ended 30 September 1998, GTS achieved net revenues of $117.3 million and losses before tax and exceptional items of $86.0 million.

SPECIAL MEETING OF GTS SHAREHOLDERS

The acquisition of Esprit Telecom requires, inter alia, the approval of the holders of a majority of the GTS Shares and a special meeting of GTS will be held for this purpose. A proxy statement will be sent to GTS Shareholders convening the special meeting in due course.

FINANCIAL EFFECTS OF ACCEPTANCE

The financial effects of acceptance of the Offer are set out in Appendix 3.

OFFER DOCUMENT

Subject to the satisfaction or, to the extent permitted, waiver of the pre-conditions referred to above, Bear Stearns, on behalf of GTS, will despatch the Offer Document in due course.

RECOMMENDATIONS

The Directors of Esprit Telecom, who have been so advised by Lehman Brothers, consider that the terms of the Offer are fair and reasonable. In providing advice to the Directors of Esprit Telecom, Lehman Brothers has taken into account the Directors' commercial assessment of the Offer. Accordingly, the Directors of Esprit Telecom intend unanimously to recommend Esprit Telecom Securityholders to accept the Offer.

In the opinion of the Directors of GTS, the Offer is in the best interests of GTS Shareholders as a whole. Accordingly, they intend unanimously to recommend GTS Shareholders to vote in favour of the resolutions to be proposed at the special meeting of GTS in connection with the Offer which will be convened in due course.

GENERAL

Fractions of New GTS Shares will not be allotted or issued to persons accepting the Offer but will be aggregated and sold in the market and the net proceeds of sale will be paid to the persons entitled thereto except that individual cash entitlements in amounts of less than $2 will not be paid but will be retained for the benefit of the combined group.

The Esprit Telecom Securities which are the subject of the Offer will be acquired fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interests of any nature whatsoever created by GTS and together with all rights now or hereafter attached thereto, including the right to receive and retain all dividends and other distributions declared, made or paid hereafter.

The New GTS Shares issued pursuant to the Offer will be credited as fully paid and will rank pari passu in all respects with the existing GTS Shares, including the right to receive all dividends and other distributions declared, made or paid after the Offer becomes wholly unconditional.

This announcement does not constitute an offer or invitation to purchase or sell any securities.

Bear Stearns, which is regulated by The Securities and Futures Authority Limited in the conduct of its investment business in the United Kingdom, is acting exclusively for GTS and is acting for no one else in connection with the Offer and will not be responsible to anyone other than GTS for providing the protections afforded to customers of Bear Stearns nor for providing advice in relation to the Offer.

Lehman Brothers, which is regulated by The Securities and Futures Authority Limited in the conduct of its investment business in the United Kingdom, is acting exclusively for Esprit Telecom and is acting for no one else in connection with the Offer and will not be responsible to anyone other than Esprit Telecom for providing the protections afforded to customers of Lehman Brothers nor for providing advice in relation to the Offer.

The availability of the Offer to persons not resident in the UK or US may be affected by the laws of the relevant jurisdiction. Persons who are not resident in the UK or US should inform themselves about and observe any applicable requirements. Further details in relation to overseas shareholders will be contained in the Offer Document.

The Offer will not be made, directly or indirectly in, nor is the Offer capable of acceptance from, Canada, Australia or Japan or by use of the mails of, or by any means or instrumentality of inter-state or foreign commerce of, or any facilities of a national securities exchange of, Canada, Australia or Japan and cannot be accepted by any such use, means or instrumentality or otherwise from within Canada, Japan or Australia. This includes, but is not limited to, the post, facsimile transmission, telex and telephones. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into, Canada, Japan or Australia. Furthermore, the relevant clearances have not been obtained and will not be obtained, in relation to the New GTS Shares from the Securities Commission of any province in Canada; no prospectus in relation to the New GTS Shares has been, or will be, lodged with or registered by the Australian Securities Commission; nor have any steps been taken to enable the New GTS Shares to be offered in Japan in compliance with applicable securities laws of Japan. Accordingly, the New GTS Shares may not be offered, sold, resold or delivered, directly or indirectly, into Canada, Australia or Japan. Persons receiving this announcement, (including custodians, nominees and trustees) must not distribute or send it in, into, or from Canada, Japan or Australia. Notwithstanding the restrictions in the previous two paragraphs, GTS will retain the right to permit the Offer to be accepted and any sale of securities to be completed if, in its sole discretion, it is satisfied that the transaction in question is exempt from or not subject to the legislation or regulation giving rise to the restrictions in question.

Appendix 4 contains definitions of the terms used in this announcement.

This announcement includes forward-looking statements that involve risk and uncertainty. Although each of GTS and Esprit Telecom believes their respective expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such projections will be fulfilled. Any such forward-looking statement must be considered along with knowledge that actual events or results may vary materially from such predictions due to, among other things, political, economic or legal changes in the markets in which GTS or Esprit Telecom, as the case may be, does business, competitive developments or risks inherent in each company's business plan. Readers are referred to the documents filed by GTS and Esprit Telecom with the SEC, specifically the most recent reports filed under the Securities Act of 1933 and the Securities Exchange Act of 1934, which identify important risk factors.

The Panel wishes to draw to the attention of member firms of NASDAQ and EASDAQ certain UK dealing disclosure requirements following the announcement of GTS's intention to make an offer for Esprit Telecom. This announcement commenced an offer period for the purposes of the City Code, which is published and administered by the Panel. An offer period is deemed to commence at the time when an announcement is made of a proposed or possible offer, with or without terms. Esprit Telecom and GTS have equity securities traded on NASDAQ and EASDAQ.

The above disclosure requirements are set out in Rule 8 of the City Code. In particular, Rule 8.3 requires public disclosure of dealings during an offer period by persons who own or control, or who would as a result of any transaction own or control, 1% or more of any class of relevant securities of GTS or Esprit Telecom. In the case of the offer for Esprit Telecom, this requirement will apply until the offer becomes or is declared wholly unconditional or lapses.

Disclosure should be made on an appropriate form before 12 noon (London time) on the business day following the date of the dealing transaction. These disclosures should be sent to the Panel (fax number: +44(0)-171-256 9386). Copies of appropriate disclosure forms may be obtained on request by faxing Bear Stearns on +44(0)171-516 6937 (Richard Strang).

The Panel requests that member firms advise those of their clients who wish to deal in the securities of GTS and/or Esprit Telecom, in the US and Belgium, that they may be affected by these requirements. If there is any doubt as to their application, the Panel should be consulted (telephone number: +44(0)-171-382 9026, fax number: +44(0)-171-638 1554).

The attention of the Esprit Telecom Securityholders not resident in the UK or the US is drawn to the relevant provisions of the formal Offer Document which, subject to the satisfaction or waiver of the pre-conditions referred to above, will be despatched on behalf of GTS in due course.

                                   APPENDIX 1

                   PRE-CONDITIONS AND CONDITIONS TO THE OFFER

1. PRE-CONDITIONS

The posting of the Offer Document will be conditional upon:

(A)  on or prior to 29 January 1998, valid consents to amendments to Section
     4.15 of the Indenture dated as of 18 December 1997, between the Company and The Bank of New York (and the corresponding provisions of the global and definitive dollar and deutschmark notes related thereto) and Section 4.15 of the Indenture dated as of 24 June 1998 between the Company and The Bank of New York (and the corresponding provisions of the global and definitive dollar and deutschmark notes related thereto) shall have been obtained from holders of the requisite percentage of each series of notes issued thereunder to provide that the provisions thereof would not apply to any "Change of Control" (as defined therein) resulting from the transactions contemplated by the Offer, subject to the terms and conditions specified in such amendment, such amendment to be effective following the Offer becoming wholly unconditional; and

(B) on or prior to 15 April 1999, a registration statement with respect to the New GTS Shares having been declared and remaining effective under the US Securities Law and no stop order suspending the effectiveness of such registration statement having been issued and no proceeding for that purpose having been initiated or threatened by the SEC; and

(C) on or prior to 15 April 1999, the relevant approvals being obtained from EASDAQ and the Commission Banque et Financier in Belgium.

GTS reserves the right to waive, in whole only, pre-condition (A) above on or prior to 29 January 1998.

2. CONDITIONS

The Offer will comply with the US federal securities laws (except to the extent that any exemptive relief has been granted by the SEC) and the applicable rules and regulations of the NASDAQ and EASDAQ markets and any other relevant regulatory bodies and the City Code (except to the extent of any dispensation, waiver or exemption granted by the appropriate body or (as the case may be) the Panel). The Offer will be governed by English law and will be subject to the jurisdiction of the courts of England and to the terms and conditions set out below, in the Offer Document and the related acceptance forms.

The Offer will be subject to the following conditions:

(A) valid acceptances being received (and not, where permitted, withdrawn) by not later than the Initial Closing Date in respect of not less than 90% (or such lesser percentage as GTS may decide) in nominal value of Esprit Telecom Securities to which the Offer relates, provided that this condition will not be satisfied unless GTS (and/or any of its wholly-owned subsidiaries) shall have acquired, or agreed to acquire, whether pursuant to the Offer or otherwise, Esprit Telecom Securities carrying, in aggregate, more than 50% of the voting rights then normally exercisable at general meetings of Esprit Telecom and provided further that this condition may only be treated as satisfied at a time when all of the conditions (B) to (K) have either been satisfied or, to the extent permitted, waived.

     For the purposes of this condition:

     (i) Esprit Telecom Securities which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon being entered in the register of members of Esprit Telecom; and

     (ii) the expression "Esprit Telecom Securities to which the Offer relates" means (i) Esprit Telecom Securities unconditionally allotted or issued on or before the date the Offer is made and (ii) Esprit Telecom Securities unconditionally allotted or issued after that date but before the time at which the Offer ceases to be open for acceptance (or such earlier date, not being earlier than the date on which the Offer becomes unconditional as to acceptances or, if later, the Initial Closing Date, as GTS may, subject to the City Code, decide) but excluding any Esprit Telecom Securities which, on the date the Offer is made, are held or (otherwise than under such a contract as is described in s.428(5) Companies Act 1985) contracted to be acquired by GTS and/or its associates (within the meaning of s.430 E Companies Act 1985);

(B) the approval by holders of a majority of GTS Shares of such resolution(s) as may be necessary or desirable to approve, effect and implement the issue of New GTS Shares for the purposes of the Offer and the acquisition by GTS of Esprit Telecom;

(C) the New GTS Shares to be issued pursuant to the Offer having been approved for listing on NASDAQ and EASDAQ subject to official notice of issuance of such New GTS Shares;

(D) no stop order suspending the effectiveness of the registration statement with respect to the New GTS Shares having been issued and no proceeding for that purpose having been initiated or threatened by the SEC;

(E) no Relevant Authority having decided to take, institute, implement or threaten any action, proceedings, suit, investigation, enquiry or reference, or made, proposed or enacted any statute, regulation, order or decision, or taken any other steps which would or could reasonably be expected to:

     (i) make the Offer, or its implementation, or the proposed acquisition of any Esprit Telecom Securities by any member of the Wider GTS Group or any matter arising therefrom or relating thereto, void, illegal or unenforceable under the laws of any relevant jurisdiction or otherwise materially, directly or indirectly, restrain, prohibit, restrict or delay the Offer, its implementation or such proposed acquisition by any member of the Wider GTS Group or any matter arising therefrom or relating thereto or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith in any such case to a materially adverse extent;

     (ii) result in a material delay in the ability of any member of the Wider GTS Group, or render any member of the Wider GTS Group unable, to acquire all or some of the Esprit Telecom Securities or other securities in Esprit Telecom or require, prevent or materially delay a divestiture by any member of the Wider GTS Group of any such shares or securities;

     (iii)   require the divestiture by GTS or any member of the Wider GTS
             Group or any member of the Wider Esprit Telecom Group of all or any material portion of their respective businesses, assets or properties or impose any material limitation on the ability of any of them to conduct all or any material portion of their respective businesses or own all or any material portion of their respective assets or properties;

     (iv) impose any material limitation on the ability of GTS or any other member of the Wider GTS Group or of the Wider Esprit Telecom Group to acquire, or to hold or exercise effectively, directly or indirectly, any rights of ownership in respect of shares or other securities in any member of the Wider Esprit Telecom Group or to exercise management control over Esprit Telecom or any other member of the Wider Esprit Telecom Group which in any case is material in the context of the Esprit Telecom Group taken as a whole;

     (v) otherwise materially adversely affect the business, profits or prospects of any member of the Wider Esprit Telecom Group or, as a consequence of the Offer, any members of the Wider GTS Group;

     (vi) require any member of the Wider GTS Group or any member of the Wider Esprit Telecom Group to acquire or offer to acquire any shares or other securities in any member of the Wider Esprit Telecom Group owned by any third party where any such acquisition or offer is material in the context of the Esprit Telecom Group taken as a whole;

     (vii) to an extent which is material in the context of the Esprit Telecom Group taken as a whole result in any member of the Wider Esprit Telecom Group ceasing to be able to carry on business under the name which it presently does so; or

     (viii) to an extent which is material in the context of the Esprit Telecom Group taken as a whole, result in any member of the Wider GTS Group having to dispose of any shares or other securities in any member of the Wider Esprit Telecom Group or the Wider GTS Group;

     and all applicable waiting and other time periods during which any Relevant Authority could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or otherwise intervene having expired, lapsed or been terminated;

(F) in each case with such exceptions as would not be material in the context of the Esprit Telecom Group taken as a whole or the Offer, all Authorisations reasonably deemed necessary or appropriate for or in respect of the Offer and the proposed acquisition of any Esprit Telecom Securities or other securities in, or control of, Esprit Telecom by the Wider GTS Group, or which are necessary for any member of the Wider Esprit Telecom Group to carry on its business, having been obtained in terms and in a form satisfactory to GTS from all appropriate Relevant Authorities or other bodies whom any member of the Wider GTS Group or the Wider Esprit Telecom Group has entered into contractual arrangements and all such Authorisations remaining in full force and effect at the time at which the Offer becomes otherwise unconditional and all appropriate waiting periods (including extensions thereof) under any applicable legislation and regulations of any jurisdiction having expired, lapsed or been terminated and there being no intimation or notice of an intention to revoke or not to renew any of the same having been received, in each case as may be necessary in connection with the Offer under the laws or regulations of any jurisdiction and all necessary statutory or regulatory obligations in connection with the Offer and its implementation in any relevant jurisdiction having been complied with;

(G) save as disclosed in the annual report and accounts of Esprit Telecom for the financial year ended 30 September 1997 or in any SEC registration, submission or filing or in the preliminary results of Esprit Telecom for the year ended 30 September 1998 announced on 20 November 1998 or announced at or before 8.00am (London time) on 08 December 1998 through EASDAQ (or at or before 4.00pm (New York time) on 07 December 1998 through NASDAQ) or as disclosed in writing to GTS specifically for the purposes of these conditions at or before 8.00am (London time) on 08 December 1998 (such information being "Disclosed") there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Wider Esprit Telecom Group is a party or by or to which any such member or any of their assets is or are or may be bound, entitled or subject or any circumstance which, as a consequence of the making of the Offer or the acquisition or proposed acquisition by any member of the Wider GTS Group of some or all of the share capital or other securities in Esprit Telecom or because of change in control or management of Esprit Telecom or otherwise, might reasonably result in, to an extent which is material in the context of the Esprit Telecom Group, taken as a whole:

     (i) any monies borrowed by or other indebtedness (actual or contingent) of any member of the Wider Esprit Telecom Group which is not already repayable on demand being or becoming repayable or being capable of being declared repayable immediately or prior to the stated maturity date or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

     (ii) the creation of any mortgage, charge or other security interest over the whole or any material part of the business, property or assets of any member of the Wider Esprit Telecom Group or any such security (whenever arising or having arisen) becoming enforceable;

     (iii) any such arrangement, agreement, licence, permit, franchise or other instrument, or the rights, liabilities, obligations or interests or business of any member of the Wider Esprit Telecom Group under any such arrangement, agreement, licence, permit, franchise or other instrument, being terminated or adversely modified or adversely affected or any material action being taken or any onerous obligation arising thereunder;

     (iv) otherwise than in the ordinary course of business, any assets or interest of any member of the Wider Esprit Telecom Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

     (v) the interest or business of any member of the Wider GTS Group or the Wider Esprit Telecom Group in or with any person, firm, company or body (or any arrangement or arrangements relating to such interest or business) being terminated or adversely modified or affected;

     (vi) any member of the Wider Esprit Telecom Group ceasing to be able to carry on business under any name under which it presently does so;

     (vii) the value of or the financial or trading position or prospects of any member of the Wider Esprit Telecom Group being materially prejudiced or adversely affected; or

     (viii)  any material restriction on any member of the Wider Esprit
             Telecom Group or the Wider GTS Group being able to carry on business as it presently does so or to deal with any person, firm, company or body;

(H) save as Disclosed (as defined in condition (G) above) no member of the Wider Esprit Telecom Group having since 31 March 1998:

     (i) issued, agreed or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save for the exercise of options under the Esprit Telecom Share Option Schemes);

     (ii) recommended, declared, paid or made or proposed to recommend, declare pay or make any bonus, dividend or other distribution;

     (iii) otherwise than in the ordinary course of business merged with any body corporate or acquired or disposed of, or transferred, mortgaged or charged or created any security interest over, any assets or any right, title or interest in any asset (including shares and trade investments), or authorised, proposed or announced any intention to propose any merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest but only if, in the case of a member of the Wider Esprit Telecom Group which is not a member of the Esprit Telecom Group in each such case to the extent material;

     (iv) issued, authorised or proposed the issue of any debentures or incurred or increased any indebtedness or contingent liability in any case to an extent which is material in the context of the Esprit Telecom Group, taken as a whole and not in the ordinary course of business as presently carried on;

     (v) purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or redeemed or reduced or made any other change to any part of its share capital in any case to an extent which is material in the context of the Esprit Telecom Group, taken as a whole;

     (vi) entered into, or varied, or authorised, proposed or announced its intention to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long-term, onerous or unusual nature or magnitude and not in the ordinary course of business as presently carried on, or which involves or could involve an obligation of a nature or magnitude which, in any case, is material in the context of the Esprit Telecom Group, taken as a whole;

     (vii) implemented, authorised, proposed or announced its intention to implement or enter into any reconstruction, amalgamation, commitment, scheme or other transaction or arrangement otherwise than in the ordinary course of business;

     (viii) entered into or made an offer (which remains open for acceptance) to enter into or vary the terms of any service agreement or any other agreement or arrangement with any directors or senior executives or any connected person of any of such person (within the meaning of s.346 Companies Act 1985);

     (ix) waived or compromised any claim which is material in the context of the Esprit Telecom Group other than in the ordinary course of business;

     (x)     proposed any voluntary winding up;

     (xi) made or authorised or proposed or announced an intention to propose any change in its share or loan capital to an extent which is material in the context of the Esprit Telecom Group, taken as a whole;

     (xii) entered into any contract, transaction or arrangement which is or is likely to be restrictive in a material respect on the business of any member of the Wider GTS Group or the Wider Esprit Telecom Group;

     (xiii) made any material alteration to its Memorandum or Articles of Association or other incorporation documents; or

     (xiv) entered into or made an offer (which remains open for acceptance) to enter into an agreement or commitment or passed any resolution or announced or made any proposal with respect to any of the transactions or events referred to in this condition (H);

(I)  prior to the date when the Offer would otherwise become unconditional:

     (i) there having been no adverse change in the business, assets, financial or trading position or profits or prospects of any member of the Wider Esprit Telecom Group to an extent which is material in the context of the Esprit Telecom Group taken as a whole;

     (ii) there not having been instituted or remaining outstanding any litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Esprit Telecom Group is a party (whether as plaintiff or defendant or otherwise) and no such proceedings having been announced or threatened against any such member and no investigation by any government or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority or court (including any anti-trust or merger control authority) against or in respect of any such member or the business carried on by any such member having been threatened, announced, instituted or remaining outstanding by, against or in respect of any such member and the effect of which is or is likely to be material in the context of the Esprit Telecom Group, taken as a whole;

     (iii) there having been no receiver, administrative receiver or other similar officer appointed over any of the assets of any member of the Wider Esprit Telecom Group or any analogous proceedings or steps having taken place under the laws of any jurisdiction and there having been no petition presented for the administration of any member of the Wider Esprit Telecom Group or any analogous proceedings or steps taken place under the laws of any jurisdiction; and

     (iv) no contingent or other liability having arisen or having been incurred which would or might reasonably be expected adversely to affect any member of the Wider Esprit Telecom Group to an extent which is material in the context of the Esprit Telecom Group, taken as a whole;

(J) neither GTS nor its advisers having discovered prior to the date when the Offer would otherwise become unconditional that:

     (i) any financial, business or other information concerning Esprit Telecom or the Wider Esprit Telecom Group publicly disclosed at any time is misleading in any material respect, contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading; or

     (ii) any member of the Wider Esprit Telecom Group is subject to any liability, contingent (for the purposes of UK GAAP) or otherwise which is not disclosed in the audited accounts of Esprit Telecom for the financial year ended on that date and is material in the context of the Esprit Telecom Group taken as a whole and which should have been so disclosed in accordance with UK GAAP;

     (iii) any member of the Wider Esprit Telecom Group has not complied with all applicable legislation or regulation of any jurisdiction which has an impact which is material in the context of the Esprit Telecom Group; and

(K) GTS not having discovered prior to the date when the Offer would otherwise become unconditional that:

     (i) any member of the Wider Esprit Telecom Group has not complied with all applicable legislation or regulations of any jurisdiction relating to environmental matters, or that there has been any disposal, discharge, spillage, leak, or emission from any land or other asset now or previously owned, occupied or made use of by any past or present member of the Wider Esprit Telecom Group which would be likely to give rise to any material liability (whether actual or contingent) on the part of any member of the Wider Esprit Telecom Group which is material in the context of the Esprit Telecom Group taken as a whole;

    (ii) there is, or is reasonably expected to be, any material liability taken in the context of the Esprit Telecom Group taken as a whole (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider Esprit Telecom Group or in which any such member may now or previously had an interest.

GTS reserves the right to waive, in whole or in part, all or any of conditions
(E) to (K) inclusive.

GTS also reserves the right, subject to the consent of the Panel, to extend the time allowed under the City Code for satisfaction of condition (A) until such time as conditions (E) to (K) inclusive have been satisfied or, to the extent permitted, waived. GTS shall be under no obligation to waive or treat as satisfied any of conditions (E) to (K) (inclusive) by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled or satisfied and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment or satisfaction.

If GTS is required by the Panel to make an offer for Esprit Telecom Securities under the provisions of Rule 9 of the City Code, GTS may make such alterations to the terms and conditions of the Offer, including condition (A), as are necessary to comply with the provisions of that Rule.

The Offer will lapse if the proposed acquisition of Esprit Telecom by GTS, or any matter arising therefrom, is referred to the Monopolies and Mergers Commission before the Initial Closing Date.

3. CERTAIN FURTHER TERMS OF THE OFFER

A registration statement relating to the New GTS Shares to be offered in the Offer will be filed with the US Securities and Exchange Commission and such securities may not be offered or sold nor may the Offer be accepted in the United States or by US persons prior to the time such registration statement becomes effective. The Offer will be made only by means of formal offer documentation, which in the US will include a prospectus.

                                   APPENDIX 2

                            IRREVOCABLE UNDERTAKINGS

Irrevocable undertakings have been given by certain Esprit Telecom Securityholders in respect of 47,736,275 Esprit Telecom Shares and 4,890,285 Esprit Telecom ADSs. Together these represent a total of 81,968,270 Esprit Telecom Shares (including those represented by Esprit Telecom ADSs), representing 65% of the issued share capital of Esprit Telecom.

NAME                                 BENEFICIAL HOLDING OF ESPRIT                         BENEFICIAL
                                     TELECOM ADSS                                HOLDINGS OF ESPRIT TELECOM
                                                                                            SHARES

Gold & Appel Transfer S.A.           4,662,555 (i.e. 32,637,885                               16
                                        Esprit Telecom Shares)

Walter Anderson                      47,230 (i.e. 330,610                                      9
                                        Esprit Telecom Shares)

Apax Funds Nominees Ltd.             180,500 (i.e. 1,263,500                             32,294,100
                                        Esprit Telecom Shares)

Warburg Pincus Ventures L.P.                            -                                15,442,150

The irrevocable undertakings continue to be binding in the event of a higher offer. However, they will lapse if : pre-condition (A) to the Offer set out in Appendix 1 (relating to the Esprit Telecom Bonds) is not satisfied or waived by 29 January 1999; if GTS announces that the pre-conditions will not be met or waived; if the Offer Document is not despatched by 15 April 1999 (as extended in certain limited circumstances); if there is a material adverse change in the value of the GTS Group (as defined in the irrevocable undertakings) before the 17th US Business Day after posting of the Offer Document or if the Offer is not declared wholly unconditional by the 60th day after posting (as extended in certain limited circumstances).

                                   APPENDIX 3

                         FINANCIAL EFFECTS OF ACCEPTANCE

The following tables show, for illustrative purposes only and on the bases and assumptions set out in the notes below, the financial effects of acceptance on capital value for a Esprit Telecom Shareholder and a Esprit Telecom ADS Holder accepting the terms of the Offer, if the Offer becomes or is declared unconditional in all respects:

ESPRIT TELECOM ADSS                                   Notes

Market Value of 0.89 New GTS Shares                     (i)           $37.1575
Market Value of one Esprit Telecom ADS                 (ii)           $30.2500
                                                                      --------
Increase                                                              $ 6.9075
                                                                      --------
This represents an increase of                                            22.8%
                                                                      --------
ESPRIT TELECOM SHARES
Market Value of 0.1271 New GTS Shares                   (i)           $ 5.3082
Value of one Esprit Telecom Share                     (iii)           $ 4.3214
                                                                      --------
Increase                                                              $ 0.9868
                                                                      --------
This represents an increase of                                            22.8%
                                                                      --------


Notes

(i) The market value of New GTS Shares is based on the closing price of $41.75 on NASDAQ for a GTS Share on 07 December 1998, the last dealing day prior to the announcement of the Offer.

(ii) The market value of Esprit Telecom ADSs is based on the closing price of $30.25 on NASDAQ for a Esprit Telecom ADS on 07 December 1998, the last dealing day prior to the announcement of the Offer.

(iii) The value of Esprit Telecom Shares is based upon one seventh of the market value of a Esprit Telecom ADS.

(iv)   No account has been taken of any liability to taxation.

                                   APPENDIX 4

                                   DEFINITIONS

The following definitions apply throughout this document, unless the context requires otherwise:

"Australia"                    the Commonwealth of Australia, its territories
                               and its possessions

"Authorisations"               all filings, applications, authorisations,
                               orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals under any applicable legislation or regulations of any jurisdiction

"Bear Stearns"                 Bear, Stearns International Limited and, to the
                               extent that the Offer relates to the United
                               States, Bear, Stearns & Co. Inc.

"CIS"                          Commonwealth of Independent States

"City Code"                    the City Code on Takeovers and Mergers

"CLEC"                         competitive local exchange carrier

"DWDM"                         Dense Wave Division Multiplexing technology

"EASDAQ" the computerised pan-European quotation system sponsored by the European Association of Securities Dealers and Automated Quotations

"Esprit Telecom"               Esprit Telecom Group plc

"Esprit Telecom ADSs"          American Depository Shares of Esprit Telecom,
                               each representing seven Esprit Telecom Shares

"Esprit Telecom ADS Holders"   holders of Esprit Telecom ADSs

"Esprit Telecom Bond Offer"    the proposed offer to be made to holders of
                               Esprit Telecom Bonds

"Esprit Telecom Bonds"         the $230,000,000 11.5% Senior Notes due 2007, the
                               $150,000,000 10.875% Senior Notes due 2008, the
                               DEM 125,000,000 11.5% Senior Notes due 2007 and the DEM 150,000,000 11.0% Senior Notes due 2008

"Esprit Telecom Bondholders"   holders of Esprit Telecom Bonds

"Esprit Telecom Group"         Esprit Telecom and its subsidiary undertakings
                               (as such term is defined in the Companies Act
                               1985)


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
"Esprit Telecom Securities"    collectively the Esprit Telecom ADSs and the
                               Esprit Telecom Shares

"Esprit Telecom
Securityholders"               collectively the Esprit Telecom Shareholders and
                               the Esprit Telecom ADS Holders

"Esprit Telecom Shares" or
"Shares" the existing issued and fully paid ordinary shares of 1p each in the capital of Esprit Telecom and any further such shares which are unconditionally allotted or issued while the Offer remains open for acceptance (or prior to such earlier date, not being earlier than the Initial Closing Date, as GTS may decide

"Esprit Telecom Shareholders"  holders of Esprit Telecom Shares

"Esprit Telecom Share
Option Schemes"                the Esprit Telecom Employee Share Option
                               Programme Number 1, the Esprit Telecom Management
                               Share Option Plan, the Esprit Telecom Company
                               Share Option Plan, the Esprit Telecom Executive and Employee Share Option Scheme 1997 and the
                               Esprit Telecom Savings-Related Share Option
                               Scheme

"GTS"                          Global TeleSystems Group, Inc.

"GTS Group"                    GTS and its subsidiary undertakings (as such term
                               is defined in the Companies Act 1985)

"GTS Shareholders"             holders of GTS Shares


"GTS Shares"                   shares of common stock, par value $.10 each in
                               GTS

"Initial Closing Date"         3.00pm (London time), 10.00am (New York time) on
                               the day following the 20th US Business Day from the date of the Offer Document, unless GTS, in its discretion, shall have extended the Offer, in which case the term "Initial Closing Date" shall mean the latest time and date at which the Offer, as so extended by GTS, will expire or, if earlier, the time at which the conditions of the Offer set out in paragraph 2 of Appendix 1 are satisfied or, to the extent permitted, waived

"Initial Offer Period"         the period from the date of the Offer Document
                               to and including the Initial Closing Date

"Lehman Brothers"              Lehman Brothers International (Europe)


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
"Majority Shareholders
Undertakings"                  the irrevocable undertakings to accept the
                               Offer provided by Gold & Appel Transfer S.A.,
                               Walter Anderson, Apax Partners Funds Nominees
                               Ltd, and Warburg, Pincus Ventures L.P.

"NASDAQ" the computerised quotation system sponsored by the National Association of Securities Dealers

"New GTS Shares"               the new GTS Shares proposed to be issued,
                               credited as fully paid, pursuant to the Offer

"Noon Buying Rate"             the noon buying rate for cable transfer in New
                               York City in pounds sterling as certified by the New York Federal Reserve Bank for customs purposes

"Offer" the proposed offer to be made by Bear Stearns, on behalf of GTS on the terms and subject to the conditions to be set out in the Offer Document to acquire the Esprit Telecom Shares and, where the context admits, any subsequent revision, variation, extension or renewal thereof

"Offer Document"               the formal offer document proposed to be sent to
                               holders of Esprit Telecom Shares and ADSs containing, inter alia, the terms and conditions and further details of the Offer and such other information as required by the City Code and US
                               Securities Law

"Overseas Shareholders"        holders of Esprit Telecom Shares resident in or
                               nationals or citizens of, jurisdictions outside the United Kingdom and the United States or who are nominees of, or custodians, trustees or guardians for, citizens or nationals of other countries

"Panel"                        The Panel on Takeovers and Mergers

"Relevant Authority"           any government or governmental or
                               quasi-governmental authority (whether,
                               supra-national, national, regional, local or otherwise) or statutory or regulatory or investigative body or other authority (including any anti-trust or merger control authority), court, trade agency, association, institution or professional or environmental body or (without prejudice to the generality of all the foregoing) any other person or body in any jurisdiction


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
"Rollover Offer"               the proposal for GTS to allow holders of options
                               under the Esprit Telecom Share Option Schemes to rollover their options into options over GTS
                               Shares

"SDH"                          synchronous digital hierarchy transmission

"SEC"                          the US Securities and Exchange Commission

"UK GAAP"                      generally accepted accounting principles as
                               applied in the UK

"US Business Day"              any day other than Saturday, Sunday or a Federal
                               holiday in the US, and consists of the time period from 12.01 am to 12.00 midnight, New York
                               City time

"US Person"                    a US person as defined in Regulation S of the US
                               Securities Act 1933, as amended

"US Securities Law"            the Securities Act of 1933, the Securities
                               Exchange Act of 1934 and the rules and
                               regulations promulgated thereunder

"United States" or "US"        the United States of America, its territories and
                               possessions, any state of the United States of America and the District of Columbia

"Wider GTS Group"              GTS or any of its subsidiaries or subsidiary
                               undertakings or any joint venture, partnership, firm or company in which any of them has a substantial interest

"Wider Esprit Telecom Group"   Esprit Telecom or any of its subsidiaries or
                               subsidiary undertakings or any joint venture, partnership, firm or company in which any of them has a substantial interest

$                              United States dollars

L.                             United Kingdom pounds sterling


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